                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 8)*


                          SOUTHERN ENERGY HOMES, INC.
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                   842814105
                                (CUSIP Number)


                               November 30, 2001
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

  CUSIP No. 842814105                     13G            Page 2 of 6 Pages


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS

      HEARTLAND ADVISORS, INC.

      #39-1078128
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      WISCONSIN, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          594,800
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          594,800
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      594,800
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IA
------------------------------------------------------------------------------

  CUSIP No. 842814105                     13G            Page 3 of 6 Pages


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS

      WILLIAM J. NASGOVITZ

      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

CUSIP NUMBER  842814105                       Page 4 Of 6 Pages

Item 1.
     (a) Name of Issuer: Southern Energy Homes, Inc.
         --------------


     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------
             144 Corporate Way
             P.O. Box 390
             Addison, AL 35540

Item 2.
     (a) Name of Person Filing: (1) Heartland Advisors, Inc.
         ---------------------
                                (2) William J. Nasgovitz


     (b) Address of Principal Business Office:
         ------------------------------------
             (1) 789 North Water Street             (2)  789 North Water Street
                 Milwaukee, WI  53202                    Milwaukee, WI  53202


     (c) Citizenship: Heartland Advisors is a Wisconsin corporation.
         -----------
                      William J. Nasgovitz - U.S.A

     (d) Title of Class of Securities: Common Stock
         ----------------------------

     (e) CUSIP Number: 842814105
         ------------

Item 3. The persons filing this Schedule 13G are Heartland Advisors, Inc., an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc. Mr. Nasgovitz joins in this filing pursuant to SEC staff positions authorizing certain individuals in similar situations to join in a filing with a controlled entity eligible to file on Schedule 13G. The reporting persons do not admit that they constitute a group.

Item 4.  Ownership.
         ---------

     For information on ownership, voting and dispositive power with respect to the above listed shares, see Items 5-9 of the Cover Page.


Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of more than Five Percent on Behalf of Another
         --------------------------------------------------------
         Person.
         -------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company.
--------------------------------------------------------


         Not Applicable.


Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------


         Not Applicable.


Item 9.  Notice of Dissolution of Group.
         ------------------------------


         Not Applicable.


Item 10. Certification.
         -------------

         By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  December 4, 2001


WILLIAM J. NASGOVITZ                        HEARTLAND ADVISORS, INC.

By: /s/ PAUL T. BESTE                       By: /s/ PAUL T. BESTE
---------------------                               -------------
     Paul T. Beste                                   Paul T. Beste
     As Attorney in Fact for                         Chief Operating Officer
     William J. Nasgovitz


EXHIBIT INDEX

         Exhibit 1  Joint Filing Agreement

EXHIBIT 1


                             Joint Filing Agreement


The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of Southern Energy Homes, Inc. at November 30, 2001.


WILLIAM J. NASGOVITZ

By: /s/ PAUL T. BESTE
       --------------
         Paul T. Beste
As Attorney in Fact for William J. Nasgovitz


HEARTLAND ADVISORS, INC.


By: /s/ PAUL T. BESTE
        -------------
         Paul T. Beste
         Chief Operating Officer